Exhibit 99(a)

                    CACI to Acquire Sunset Resources, Inc.
         Latest Niche Acquisition Fits Strategy of Customer Expansion

ARLINGTON, VA, September 4, 1996, -- CACI International Inc (NASDAQ: CACI) today announced the company has signed a letter of intent to acquire the business and most of the assets of Sunset Resources, Inc. (SRI) headquartered in San Antonio, Texas, for $5.3 million in cash. The transaction, subject to due diligence and approval of both boards of directors, is expected to close October 1, 1996.

SRI is a rapidly growing engineering and information technology firm that has focused on logistics and engineering support services to the US Air Force, and is expert in electronic data interchange in support of the tri-service initiatives to promote electronic commerce in government and industry. SRI has 130 employees and has locations close to Kelly Air Force Base in San Antonio, Texas and Tinker Air Force Base in Oklahoma City, Oklahoma. Current annual revenues approximate $12 million. CACI expects the acquisition to be non-dilutive to earnings in the first year.

CACI has had a successful history of acquiring companies with synergistic product and service offerings or new customer relationships and successfully integrating them. SRI's US Air Force contract work is complementary to CACI's extensive logistics support activities. And SRI's electronic commerce activities complement CACI's business, where it is the leader in automated government procurement systems. SRI will become a division of the Integrated Systems Group, and SRI President Major General Richard Smith (Ret. USAF) is expected to head this business unit. As a division of CACI, SRI will have access to all of CACI's technology, expertise, facilities and bid& proposal resources to help achieve its aggressive growth plan.

Jack London, Chairman and CEO of CACI said, "SRI's capabilities and client solutions are an excellent match with CACI's information technology, and we welcome Richard Smith and all of the other SRI employees to CACI. The combination of the two businesses gives CACI the opportunity to apply its extensive knowledge and experience in logistics support and other key engineering areas to develop a broader market for CACI and provide significant benefits to SRI's customer, the US Air Force."

"This is consistent with our goal of providing exceptional services for the Air Force. CACI resources and capabilities will enable us to offer increased responsiveness in meeting their needs and it will provide new opportunities for current SRI employees," added SRI Chief Executive Officer and Founder, Jerry G. Jumper.

CACI is an information technology products and service provider that specializes in developing and integrating systems, software and simulation products in support of government agencies and commercial enterprises. The company has more than 3200 employees and operates out of 58 offices in the US and Europe.

For more information contact:

Jim Allen, Chief Financial Officer
(703) 841-7946

Deborah Tucker, Investor Relations Director
(703) 841-3710